Exhibit 10.31

DaVita Inc.
Performance Award Agreement under the DaVita Inc. 2020 Incentive Award Plan

This Performance Award Agreement (this “Agreement”) is dated as of the Grant Date indicated below by and between DaVita Inc., a Delaware corporation (the “Company”), and the Grantee indicated below pursuant to the DaVita Inc. 2020 Incentive Award Plan (the “Plan”).

Primary Terms

Grantee:	«Grantee»
Grant Date:	«Grant Date»
Performance Conditions:	As indicated on Exhibit B
Vesting Conditions:	As indicated on Exhibit B
Performance Period:	«Performance Period»
Target Amount:	«Target Amount»
Plan Name:	2020 Incentive Award Plan

This Agreement includes this cover page and the following Exhibits, which are expressly incorporated by reference in their entirety herein:

Exhibit A – General Terms and Conditions Exhibit B – Performance and Vesting Conditions

Grantee hereby expressly acknowledges and agrees that he/she/they is an employee at will and may be terminated by the Company or its applicable Affiliate at any time, with or without cause. By accepting this Award, Grantee hereby acknowledges he/she/they has a copy of the Plan, and accepts and agrees to the terms and provisions of this Agreement and the Plan. Capitalized terms that are used but not defined in this Agreement shall have the meanings set forth in the Plan.

IN WITNESS WHEREOF, the Company and the Grantee have accepted this Agreement effective as of the Grant Date.

DaVita Inc.	Grantee

DaVita Inc.
Performance Award Agreement
Exhibit A – General Terms and Conditions
For valuable consideration, the receipt of which is acknowledged, the parties hereto agree as follows:

1.Grant and Payment of Performance Award. The Company hereby grants to Grantee this performance award (the “Award”), subject to adjustment, forfeiture and the other terms and conditions set forth below and in the Plan. This Award represents Grantee’s right to receive a cash bonus in the amount indicated on the front page, subject to Grantee’s fulfillment of the conditions set forth in this Agreement including, without limitation, the achievement of the performance criteria as approved by the Committee and reflected in Exhibit B (the “Performance Goals”) during the performance period reflected on the front page (the “Performance Period”). To the extent that the Committee (or its delegate) determines that some or all of the Performance Goals have been achieved, then as soon as practicable following such determination (but in any event no later than March 15th following the year in which the applicable Performance Goal is achieved), the Company shall pay to Grantee the cash bonus determined pursuant to the Committee’s (or its delegate’s) determination of the level of achievement of the Performance Goals, subject to Grantee’s continued employment through the applicable payment date and Section 3 below. For the avoidance of doubt, the payment date of the Award shall be the date on which the Award is earned.

2.Termination of Employment. Except as may be set forth in Exhibit B or pursuant to the terms of any written employment agreement between the Grantee and the Company or an Affiliate thereof in effect on the Grant Date, the Award will terminate upon the date Grantee’s employment with the Company or any Affiliate is terminated for any reason. Upon the date that Grantee ceases being an Employee for any reason other than as may be expressly contemplated in Exhibit B or pursuant to the terms of any written employment agreement between the Grantee and the Company or an Affiliate thereof in effect on the Grant Date, Grantee will forfeit his/her/their right to any unpaid portion of the Award.

3.Taxes. Grantee is ultimately liable and responsible for all taxes under all applicable federal, state, local or other laws or regulations (the “Required Tax Payments”) owed in connection with the Award, regardless of any action the Company or any of its Affiliates takes with respect to any tax withholding obligations that arise in connection with the Award. Neither the Company nor any of its Affiliates makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or settlement of the Award. The Company and its Affiliates do not commit and are under no obligation to structure the Award to reduce or eliminate Grantee’s tax liability. As a condition precedent to the payment to the Grantee of the bonus upon any settlement of the Award, the Grantee shall satisfy the Required Tax Payments by the Company withholding from the payments otherwise owed to Grantee under this Award, an amount equal to the Required Tax Payments.

4.Assignment. Grantee’s interest in this Award may not be assigned or alienated, whether voluntarily or involuntarily.

5.Clawback Provision. Notwithstanding any other provision in this Agreement to the contrary, Grantee and this Award shall be subject to the Company’s Compensation Clawback Policy or other clawback policy adopted by the Company, each as may be amended from time to time (the “Clawback Policy”). The provisions of this Section 5 are in addition to and not in lieu of any other remedies available to the Company in the event Grantee violates the Policies (as defined herein below), or any laws or regulations.

6.Amendments. The Company may amend the provisions of this Agreement at any time; provided that, an amendment that would adversely affect the Grantee’s rights under this Agreement in a material manner shall be subject to the written consent of the Grantee.

7.Change of Control of the Company. In the event of a Change of Control prior to the end of the Performance Period, the payment of the Award shall be determined as specified in Exhibit B.

8.[Non-Competition/]1Non-Solicitation/Non-Disclosure

[(a) Non-Competition. Grantee acknowledges and recognizes the highly competitive nature of the business of the Company and the unique access to the Company’s confidential business, personnel, and customer and patient information that Grantee receives solely as a result of Grantee’s employment with the Company, and accordingly agrees that while Grantee is an Employee, and for the 12 month period following termination of such relationship for any reason (whether voluntary or involuntary) (the “Restricted Period”), Grantee shall not, as an employee, independent contractor, consultant, or in any other capacity, prepare to provide or provide any of the same or similar services that Grantee performed during his/her/their employment with or service to the Company for any other individual, partnership, limited liability company, corporation, independent practice association, management services organization, or any other entity (collectively, “Person”) anywhere in the United States that competes in any way with the area of business of the Company, or any of its subsidiaries or affiliates, in which Grantee worked and/or performed services. For purposes of the above, preparing to provide any of the same or similar services includes, but is not limited to, planning with any Person on how best to compete with the Company or any of its subsidiaries or affiliates, or discussing the Company’s, or any of its subsidiaries’ or affiliates’ business plans or strategies with any Person.

Grantee further agrees that during the Restricted Period, Grantee shall not own, manage, control, operate, invest in, acquire an interest in, or otherwise engage in, act for, or act on behalf of any Person (other than the Company and its subsidiaries and affiliates) engaged in any activity that Grantee was responsible for during Grantee’s employment with or engagement by the Company where such activity is competitive with the activities carried on by the Company or any of its subsidiaries or affiliates.

Grantee acknowledges that during the Restricted Period, Grantee may be exposed to confidential information and/or trade secrets relating to business areas of the Company or any of its subsidiaries or affiliates that are different from and in addition to the areas in which Grantee primarily works for the Company (the “Additional Protected Areas of Business”). As a result, Grantee agrees he/she/they shall not own, manage, control, operate, invest in, acquire an interest in, or otherwise act for, act on behalf, or provide the same or similar services to, any Person that engages in the Additional Protected Areas of Business.

Notwithstanding the foregoing, nothing in this Section 8(a) prohibits Grantee from passively owning not in excess of 2% in the aggregate of any company’s stock or other ownership interests that are publicly traded on any national or regional stock exchange.

Grantee acknowledges and agrees that the geographical limitations and duration of this covenant not to compete are reasonable and appropriate, it being understood that the business of the Company can be, and is, practiced throughout the United States, and that the restrictions set forth herein will not impose any undue hardship on Grantee.

To the extent that the provisions of this Section 8(a) conflict with any other agreement signed by Grantee relating to non-competition, the provisions that are most protective of the Company’s, and any of its subsidiaries’ or affiliates’, interests shall govern.

This Section 8(a) (Non-competition) and the rights and obligations of Company hereunder may be assigned by Company and shall inure to the benefit of and shall be enforceable by any such assignee, as well as any of Company’s successors in interest. This Section 8(a) (Non-competition) and the rights and obligations of Grantee hereunder may not be assigned by Grantee, but are binding upon Grantee's heirs, administrators, executors, and personal representatives.]

(b)Non-Solicitation. Grantee agrees that during the term of his/her/their employment and/or service to the Company or any of its subsidiaries or affiliates and for the one-year period following the termination of his/her/their employment and/or service for any reason (whether voluntary or involuntary), Grantee shall not (i) solicit any of the Company’s, or any of its subsidiaries’ or affiliates’, employees with whom Grantee worked on more than a de minimis basis or whom Grantee directly or indirectly supervised while with the Company to work for any Person; (ii) hire any of the Company’s, or any of its
1 To be included based on teammate jurisdiction.

subsidiaries’ or affiliates’, employees with whom Grantee worked on more than a de minimis basis or whom Grantee directly or indirectly supervised while with the Company to work (as an employee or an independent contractor) for any Person; (iii) take any action that may reasonably result in any of the Company’s, or any of its subsidiaries’ or affiliates’, employees with whom Grantee worked on more than a de minimis basis or whom Grantee directly or indirectly supervised while with the Company going to work (as an employee or an independent contractor) for any Person; (iv) induce any patient or customer of the Company, or any of its subsidiaries or affiliates, either individually or collectively, to patronize any competing business; (v) request or advise any patient, customer, or supplier of the Company, or any of its subsidiaries or affiliates, to withdraw, curtail, or cancel such person’s business with the Company, or any of its subsidiaries or affiliates; (vi) enter into any contract the purpose or result of which would benefit Grantee if any patient or customer of the Company, or any of its subsidiaries or affiliates, were to withdraw, curtail, or cancel such person’s business with the Company, or any of its subsidiaries or affiliates; (vii) solicit, induce, or encourage any physician (or former physician) affiliated with the Company, or any of its subsidiaries or affiliates, or induce or encourage any other person under contract with the Company, or any of its subsidiaries or affiliates, to curtail or terminate such person’s affiliation or contractual relationship with the Company, or any of its subsidiaries or affiliates; or (viii) disclose to any Person the names or addresses of any patient or customer of the Company, or any of its subsidiaries or affiliates.

(c)Non-Disclosure. In addition, Grantee agrees not to disclose or use for his/her/their own benefit or purposes or for the benefit or purposes of any Person other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development, programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, plans, or the business and affairs of the Company or any of its subsidiaries or affiliates (“Information”); provided, however, the foregoing shall not apply to (i) Information which is not unique to the Company or any of its subsidiaries or affiliates; (ii) Information which is generally known to the industry or the public other than as a result of Grantee’s breach of this covenant; or (iii) disclosure that is required by any applicable law, rule or regulation. If Grantee receives such a request to produce Information in his/her/their possession, Grantee shall provide the Company reasonable advance notice, in writing, prior to producing said Information, so as to give the Company reasonable time to object to Grantee producing said Information. Grantee also agrees that Grantee will not become employed by or enter into service with any Person other than the Company and any of its subsidiaries or affiliates in which Grantee will be obligated to disclose or use any Information, or where such disclosure would be inevitable because of the nature of the position. Grantee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Disclosures to attorneys, made under seal, or pursuant to court order are also protected in certain circumstances under 18 U.S.C. § 1833.

(d)Non-Contravention. Nothing in this Agreement (including with respect to Confidential Information, Trade Secrets, and other obligations) is intended to be or will be construed to prevent, impede, or interfere with Grantee’s right to respond accurately and fully to any question, inquiry, or request for information regarding Grantee’s employment with the Company when required by legal process by a Federal, State or other legal authority, or from initiating communications directly with, or responding to any inquiry from, or providing truthful testimony and information to, any Federal, State, or other regulatory authority in the course of an investigation or proceeding authorized by law and carried out by such agency. Grantee is not required to contact the Company regarding the subject matter of any such communications before Grantee engages in such communications. In addition, nothing in this Agreement is intended to restrict Grantee’s legally protected right to discuss wages, hours or other working conditions with co- workers or in any way limit Grantee’s rights under the National Labor Relations Act or any whistleblower law.

(e)Remedies. Grantee agrees that any breach of Section [8(a),] 8(b), or 8(c) will result in immediate and irreparable harm to the Company and its affiliates for which damages alone are an inadequate remedy and cannot readily be calculated. Accordingly, the Grantee agrees that the Company and its affiliates shall be entitled to temporary, preliminary and permanent injunctive relief to prevent any such actual or threatened breach, without posting a bond or other security or limiting other available remedies.

(f)Termination of Agreement. This Agreement and the Award shall terminate effective on the date on which Grantee enters into any activity in breach of Section [8(a),] 8(b), or 8(c), or if at any time during Grantee’s employment with the Company or any of its subsidiaries or affiliates or within one (1) year after the termination of such employment for any reason (whether voluntary or involuntary), Grantee (i) is convicted of a felony; (ii) has been adjudicated by a court of competent jurisdiction of having committed an act of fraud or dishonesty resulting or intending to result directly or indirectly in personal enrichment at the expense of the Company or any of its subsidiaries or affiliates; or (iii) is excluded from participating in any federal health care program. In any of the aforementioned cases, in addition to injunctive relief as forth above, the Company may seek an order requiring Grantee to repay the Company any value, gain or other consideration received or realized by Grantee as a result of this Award. In the event of any conflict between the language of this Section 8(f), on the one hand, and the language of Section 5 of this Award or of the Clawback Policy, on the other hand, the language of Section 5 of this Award and of the Clawback Policy shall be controlling. The provisions of this Section 8(f) are in addition to and not in lieu of any other remedies available to the Company in the event Grantee violates the Policies (as defined herein below), or any laws or regulations.

9.Section 409A of the Code. This Agreement and the Award are intended to meet the requirements of or be exempt from Section 409A of the Code, as applicable, and shall be interpreted and construed consistent with that intent and each payment hereunder shall be considered a separate payment for purposes of Section 409A of the Code. Notwithstanding any other provisions of this Agreement, to the extent that the right to any payment to Grantee hereunder provides for non-qualified deferred compensation within the meaning of Section 409A(d)(1) of the Code that is subject to Section 409A of the Code, the payment shall be made in accordance with the following:

If Grantee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of Grantee’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code (the “Separation Date”), then no such payment shall be made during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of Grantee’s death, if the earlier making of such payment would result in tax penalties being imposed on Grantee under Section 409A of the Code. The amount of any payment that would otherwise be made during this period shall instead be made on the first business day following the date that is six months following the Separation Date or, if earlier, the date of Grantee’s death. If the Grantee is subject to an employment or other agreement that specifies a time and form of payment that differs from the time and form of payment set forth in Exhibit B, then this Award shall be paid in accordance with such employment or other agreement to the extent required to comply with Section 409A of the Code in a manner permissible under the Plan.

10.Compliance with Policies. It is understood and agreed upon that at all times Grantee will act in full compliance with the Company’s policies and procedures as may be in effect from time to time, including without limitation, the Company’s Code of Conduct, Joint Venture Arrangements Policy, Medical Director Agreements Compliance Handbook, Acceptance of Gifts Policy and/or credentialing process (collectively, the “Policies”). If Grantee’s conduct, whether related to the Award granted under this Agreement or otherwise, materially violates the requirements of the Policies, as determined by the Committee (with respect to a Grantee that is an “officer” under Section 16 of the Exchange Act) or the Company’s Chief Executive Officer, Chief Compliance Officer or Chief Legal Officer (with respect to a Grantee that is not an “officer” under Section 16 of the Exchange Act), then the Grantee will forfeit any unvested portion of the Award granted under this Agreement and be subject to immediate disciplinary action, up to and including termination. The provisions of this Section 10 are in addition to and not in lieu of any other remedies available to the Company in the event Grantee violates the Policies or any laws or regulations. If at any time Grantee has questions or concerns about the provisions in this Section 10, or suspects any improper conduct related to the Policies, Grantee should immediately contact his/her/their supervisor or Team Quest. Grantee also may anonymously and confidentially call the Company’s Compliance Hotline.

11.Compliance with Law. If any provision of this Agreement is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law. Furthermore, if any provision of this Agreement is determined to be illegal under any applicable law, such provision shall be null and void to the extent necessary to comply with applicable law, but the other provisions of this Agreement shall remain in full force and effect.

12.Interpretation of Award.

(a)This Award is granted under the provisions of the Plan and shall be interpreted in a manner consistent with it.

(b)Any provision in this Award inconsistent with the Plan shall be superseded and governed by the Plan.

(c)For all purposes under this Award, employment by the Company shall include employment by the Company or any Affiliate thereof.

(d)This Award shall be subject to the terms of any written employment agreement between the Grantee and the Company or any Affiliate thereof to the extent permissible under the Plan.

13.Electronic Delivery and Execution. The Company may, in its sole discretion, decide to deliver any documents related to this Award or future awards made under the Plan by electronic means or request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

DaVita Inc.
Performance Cash Award Agreement
Exhibit B – Performance and Vesting Conditions

The amount payable under this Agreement will be determined by the Committee (or its delegate) based on the level of performance achieved on the Performance Goal, as specified below. Except as set forth in this Exhibit B or the terms of any written employment agreement between the Grantee and the Company or an Affiliate thereof in effect on the Grant Date, the payment of the Award shall be contingent on Grantee’s continued employment by the Company through the payment date of the Award (which, for the avoidance of doubt, shall be the date on which the Award is earned); provided, however, the Committee retains discretion to pay some or all of the Award notwithstanding the Grantee’s termination of employment in the event of the Grantee’s death or termination of employment due to Disability.

For purposes of this Award, “Disability” means that the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, determined in accordance with Section 409A of the Code.

In the event of a Change of Control of the Company, the Award shall survive and shall be expressly assumed by the acquiror or surviving entity in the Change of Control.

[Performance Conditions Intentionally Omitted]